Exhibit 99.1
Noven Pharmaceuticals, Inc.
11960 Southwest 144th Street
Miami, Florida 33186
(305) 253-5099
www.noven.com

F O R            I M M E D I A T E            R E L E A S E

NOVEN TO ACQUIRE JDS PHARMACEUTICALS,
EXPANDING BUSINESS MODEL & BROADENING PRODUCT PIPELINE

Acquisition Offers Self-Supporting Marketing & Sales Infrastructure
Plus High-Potential Late-Stage Product Pipeline

Miami, FL – July 10, 2007 – Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) today announced that it has agreed to acquire JDS Pharmaceuticals, LLC for approximately $125 million cash at closing plus the assumption of approximately $10 million in net liabilities. Based in New York City, JDS is a privately-held specialty pharmaceutical company that currently markets two branded prescription psychiatry products through a targeted sales force and is advancing a significant pipeline of high-potential products in psychiatry and women’s health.

The acquisition provides Noven with substantial immediate, mid-term and long-term benefits, including:

•	A self-supporting, leveragable marketing/sales infrastructure, with two high-margin marketed products and substantial expertise in the psychiatry category;

•	A next-generation psychiatry pipeline that includes one pending New Drug Application (NDA) and one product in Phase 3 trials;

•	A non-hormonal product entering Phase 3 for vasomotor symptoms (hot flashes/night sweats) associated with menopause that is highly complementary with Noven’s existing expertise in women’s health;

•	Greater control over the success of its products and improved gross margin potential; and

•	An annual sales opportunity from JDS’s products in excess of $500 million beginning in 2012 (assuming development and FDA approval on current schedules).

Closing of the transaction is expected to occur by early August and is subject to expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions.

Diversifying Business & Leveraging Core Competencies

“This is a transformational acquisition that expands our business model,” said Robert C. Strauss, Noven’s President, CEO & Chairman. “The transaction advances Noven from a leading drug delivery company to a broader-based, fully-integrated specialty pharmaceutical company. We believe it will increase Noven’s growth rate over the longer term, as well as greatly improve the visibility of our pipeline and financial goals.”

“We will now have the products, infrastructure and category expertise necessary to market and sell products ourselves,” said Strauss. “This will provide greater control over the success of our products, and should result in the retention of greater financial benefits. In addition, through our Novogyne joint venture we have expertise and a track record of success in targeted selling against larger market participants, and we plan to apply that expertise in the psychiatry category.”

“The transaction also significantly expands our pipeline opportunities,” said Strauss. “JDS’s development pipeline includes high-margin, high-potential psychiatry products, as well as a women’s health product called Mesafem™ entering Phase 3 trials. Mesafem has substantial commercial value independent of the psychiatry business, and fits perfectly with our existing expertise in the development and sale of products to treat the symptoms of menopause.”

Phillip M. Satow, Chief Executive Officer and co-founder of JDS, added: “At JDS, we have assembled a highly-experienced management team, a solid sales force with two marketed products, and a valuable new product pipeline. By joining with the expertise and resources of Noven, we believe we can accelerate development of our psychiatry business, independently develop Mesafem in women’s health, and more rapidly achieve the vision that we have been working toward at JDS.”

Following closing, Mr. Satow is expected to join Noven’s board of directors. After 15 years with Pfizer and three years as Vice President and General Manager of the Carter Wallace pharmaceutical business, Mr. Satow served as Executive Vice President of Forest Laboratories and President of its Forest Pharmaceuticals subsidiary. He established the marketing and sales departments at Forest, which he led for 14 years through the launch of the highly-successful antidepressant Celexa®. JDS was founded in August 2004 by Mr. Satow and his son, Michael Satow, JDS President & Chief Operating Officer.

JDS’s commercialized and developmental product opportunities consist of:

Estimated Launch
Product	Indication	Status	Year
Lithobid®
(lithium carbonate)	Bipolar disorder	Marketed in U.S.	Launched
Pexeva®	Depression, panic
(paroxetine mesylate)	disorder, OCD & GAD	Marketed in U.S.	Launched
Bipolar disorder,
Stavzor™	migraines &	NDA filed; October
(valproic acid softgel)	epilepsy	2007 PDUFA date	2008
Lithium QD (once-daily lithium)	Bipolar disorder	Phase 3	2009

			Estimated Launch
Product	Indication	Status	Year
Stavzor™ ER	Bipolar disorder,
(extended release valproic	migraines &
acid softgel)	epilepsy	Pre-clinical	2010
Mesafem™ (low-dose paroxetine	Vasomotor symptoms
mesylate)	(hot flashes)	Entering Phase 3	2011

Growing the Psychiatry Portfolio

JDS currently markets and sells two prescription psychiatry products – Lithobid® (lithium carbonate) and Pexeva® (paroxetine mesylate) – through a highly-focused specialty sales force. Noven will seek to leverage this marketing and sales infrastructure with next-generation psychiatry products in JDS’s pipeline, and with complementary products that it will seek to develop and/or acquire from third parties. JDS’s psychiatry products consist of:

•	Lithobid & Lithium QD. An extended release product, Lithobid is the only branded lithium carbonate product sold in the U.S. It is indicated for the maintenance of bipolar disorder and the treatment of related manic episodes, and participates in an estimated annual market for lithium therapies that exceeds $400 million (calculated at branded prices). Net sales of Lithobid reported by JDS in 2006 and in the first quarter of 2007 were approximately $9 million and $4 million, respectively.

Lithium QD, JDS’s developmental once-daily form of lithium carbonate, is in Phase 3 development. It is subject to U.S. patents that extend to 2022 and may benefit from three years of exclusivity under the Hatch-Waxman Act. Currently there are no once-daily lithium products on the market. A once-daily product has the potential to improve compliance and reduce high serum level peaks common with products prescribed in multiple doses per day.

•	Pexeva. A selective serotonin re-uptake inhibitor (SSRI) antidepressant indicated for major depressive disorder, panic disorder, obsessive compulsive disorder and generalized anxiety disorder, Pexeva is one of only two remaining patented brands without a generic equivalent in the over $6 billion SSRI market. Pexeva is subject to a composition of matter patent that extends to 2017 and other patents extending to 2022. Net sales of Pexeva reported by JDS in 2006 and in the first quarter of 2007 were approximately $11 million and $3 million, respectively. The JDS sales force achieved 10% growth in Pexeva prescriptions in the first quarter of 2007 compared to the same quarter of the prior year.

•	Stavzor & Stavzor ER. JDS has marketing rights to Stavzor™ (valproic acid) and Stavzor™ ER (valproic acid extended release) in a proprietary enteric-coated soft gelatin capsule delivery system pursuant to a license with Banner Pharmacaps. These products are expected to be indicated for bipolar disorder, migraine therapy and epilepsy, and would compete with Abbott Laboratories’ Depakote® and Depakote® ER products, with potential advantages that include a significantly smaller size. The Stavzor products will participate in a valproic acid market with annual sales significantly exceeding $1 billion. An NDA for Stavzor is currently pending at FDA with a PDUFA date in October 2007. Stavzor ER is in pre-clinical development by Banner.

Noven believes that the JDS psychiatry products described above could achieve aggregate annual U.S. sales in 2012 in excess of $150 million, with the potential for significant continued growth thereafter.

Noven has a successful track record of commercializing products in a large competitive market with a highly-focused specialty sales force. Since 1998, it has managed the marketing and sales functions and day-to-day operations of Novogyne Pharmaceuticals, a women’s health company owned jointly with Novartis Pharmaceuticals Corporation. With a targeted sales force that grew from an initial 60 persons to the 125 persons that it has today, Novogyne built a $130 million business and holds a greater than 50% share of its principal market (transdermal estrogen). Since publication of the Women’s Health Initiative studies raising safety concerns about hormone therapy, Novogyne’s lead product, Vivelle-Dot®, has increased prescriptions by 37%, while the overall hormone therapy market has decreased over 60%, reflecting the effectiveness of its marketing and sales strategies and the differentiation of its product.

“JDS and Novogyne share similar strategies,” said Neil Jones, Noven’s Vice President – Marketing & Sales and head of Novogyne’s marketing and sales functions. “As our original Vivelle® estrogen patch paved the way for Vivelle-Dot, so does Lithobid set the groundwork for Lithium QD, which if approved could be the first once-daily lithium product on the market. The first-generation products generate revenues to support the sales force and establish a foundation that will serve us well when the next-generation, differentiated products are launched or when complementary new products are acquired.”

Expanding the Women’s Health Opportunity: Mesafem

JDS’s Mesafem product is a low-dose paroxetine mesylate capsule being developed for the treatment of vasomotor symptoms associated with menopause, including hot flashes and night sweats (VMS). Published clinical data has demonstrated the efficacy of paroxetine for this indication. Noven expects that Mesafem will enter Phase 3 studies in the first half of 2008, with an NDA filing possible in 2009. Mesafem is subject to the same patents that protect Pexeva, as well as other pending patent applications, and may benefit from three years of exclusivity under the Hatch-Waxman Act.

If successfully developed and approved, Mesafem would provide women with an alternative to hormone therapy products for VMS. It would participate in a new market segment that is expected to include Pristiq™, a Wyeth product under development for VMS. An estimated 25 million women in the U.S. are affected by VMS, and of that number only about 5 million are under treatment for the condition. Depending on acceptance of this new category of therapy, Noven believes that this market could exceed $3 billion annually, and that Mesafem could achieve sales in 2012 in excess of $400 million, with the potential for significant continued growth thereafter.

“We believe that our expertise in the development and commercialization of hormonal products for the treatment of menopausal symptoms, as well as our comparatively greater resources, will benefit the Mesafem program,” said Eduardo Abrao, M.D., PhD, Noven’s Vice President – Clinical Development & Chief Medical Officer. “JDS has met with the FDA regarding the clinical development plan for Mesafem, and we see a clear clinical/regulatory strategy to be pursued. We will be working toward introducing this new therapy for the many women currently seeking proven alternatives to hormone therapy for the relief of hot flashes.”

Financial Matters/Outlook

Noven expects net sales of Pexeva and Lithobid in the second half of 2007 to approximate $14 million, with Noven expected to recognize approximately $12 million of that amount post-closing. Gross profit generated by these products has covered, and is expected to continue to cover, JDS’s operating expenses (other than research and development expense, amortization and transaction-related expenses), making JDS’s marketing and sales infrastructure self-supporting. With its costs covered by existing product sales, this infrastructure has the potential to significantly contribute to the combined company’s earnings as new psychiatry products are developed and introduced by the JDS sales force.

To bring JDS’s pipeline products to market, Noven plans to increase its research and development expense in the 2007-2009 timeframe by up to an aggregate $30 million, including an estimated $7 million in the 2007 second half. The majority of this amount relates to Mesafem Phase 3 development. These amounts are in addition to Noven’s expected research and development expense for its existing programs during the same periods.

Upon closing, Noven expects to record a significant one-time charge for purchased in-process research and development expenses related to the allocated purchase price of acquired products in the development pipeline. The amount of this charge is still under analysis, but it is expected to significantly exceed 50% of the transaction consideration. This charge will materially and adversely impact Noven’s financial results in the quarter of closing and for full-year 2007.

At the end of the 2007 first quarter, Noven had $184 million in cash, cash equivalents and short-term investments, and no long-term debt. Noven expects to fund payment of the purchase price from cash on hand.

Advisors

Thomas Weisel Partners LLC served as financial advisor to Noven in connection with the acquisition, and Cravath, Swaine & Moore LLP served as Noven’s legal advisor. Piper Jaffray & Co. served as financial advisors to JDS, and Latham & Watkins served as JDS’s legal counsel.

Conference Call

A conference call with management regarding the proposed acquisition of JDS and aspects of Noven’s stand-alone operating performance will be broadcast live via the Internet at www.noven.com beginning at 8:00 a.m. Eastern time Tuesday, July 10. Thereafter, a rebroadcast of the call will be accessible at the same website for at least two weeks. A taped replay of the conference call will be available from the afternoon of July 10 through July 12 by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering the access code number 286 and ID number 248145. The conference call is expected to contain forward-looking information in addition to that contained in this press release.

About Noven

Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Noven’s prescription patches are approved in over 30 countries and include Vivelle-Dot® (the most prescribed estrogen patch in the U.S.) and Daytrana™ (the first and only patch approved for the treatment of ADHD). A range of new patches is under development by Noven in collaboration with industry partners. Noven is committed to expanding the universe of available transdermal therapies for the benefit of patients, partners and shareholders. See www.noven.com for additional information.

Trademark Information

Lithobid® and Pexeva® are registered trademarks, and Stavzor™ and Mesafem™ are trademarks, of JDS Pharmaceuticals, LLC. Celexa® is a registered trademark of Forest Laboratories, Inc. or its affiliates. Depakote® is a registered trademark of Abbott Laboratories or its affiliates. Pristiq™ is a trademark of Wyeth or its affiliates. Vivelle® and Vivelle-Dot® are registered trademarks of Novartis AG or its affiliates. Daytrana™ is a trademark of Shire Pharmaceuticals Ireland Limited.

Forward Looking Statements

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. When used in this press release, the words “expect”, “projected”, “should”, “believe”, “estimated”, “could”, “may”, “plans” and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Noven’s control. These risks and uncertainties include: the failure of the transaction to close or a significant delay in the closing of the acquisition of JDS for any reason, including but not limited to failure by either party to satisfy the closing conditions in the merger agreement, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, or the failure to obtain regulatory approvals required for the transaction; the required regulatory approvals may delay the transaction or result in the imposition of conditions on Noven which could have a material adverse effect on Noven or otherwise cause the parties to abandon the transaction; the transaction may involve unexpected costs, unexpected liabilities or unexpected delays; the expected benefits of the transaction, including expected revenue growth, may take longer than anticipated to achieve and may not be achieved in their entirety or at all; any costs or difficulties that Noven may encounter in the process of integration of the organization and operations of the acquired business into Noven’s existing organization and operations, including the possibility that such integration may be delayed or more costly or difficult than expected and may adversely affect Noven’s results of operations and financial condition; the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; disruption from the transaction making it more difficult for Noven to maintain its relationships with its partners, customers, employees or suppliers; the inherent uncertainty of financial projections, including the risk that although projections may be based on reasonable assumptions, if those underlying assumptions are wrong, the accompanying forecasts may be wrong as well; uncertainties as to the future success of ongoing and planned clinical trials and the risk that results from early-stage clinical trials may not be indicative of results in later-stage trials; the unproven safety and efficacy of products under development; the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized; the difficulty of predicting acceptance of and demand for new pharmaceutical products; the impact of competitive products and pricing; risks relating to new product development and launch, including the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; the possibility that patent applications may not result in issued patents, and that issued patents may not be enforceable or could be invalidated; and the impact of competitive responses to Noven’s sales, marketing and strategic efforts. For additional information regarding these and other risks associated with Noven’s business, readers should refer to Noven’s Annual Report on Form 10-K as well as other reports filed from time to time with the Securities and Exchange Commission. Unless required by law, Noven undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:
Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916

Media Contacts:
Ashton Partners
Michael Geczi
Lauren Sobut
(312) 553-6700